Exhibit 23
Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Gannett Co., Inc. (Gannett):
Form S-8 (No. 2-63038),
Form S-8 (No. 2-84088),
Form S-8 (No. 33-15319),
Form S-8 (No. 33-28413),
Form S-8 (No. 33-35305),
Form S-8 (No. 33-64959),
Form S-8 (No. 333-04459),
Form S-8 (No. 333-60402),
Form S-8 (No. 333-61859),
Form S-8 (No. 333-66051),
Form S-8 (No. 333-83426),
Form S-8 (No. 333-90309),
Form S-8 (No. 333-105029),
Form S-8 (No. 333-107240),
Form S-8 (No. 333-115135),
Form S-3 (No. 333-136007), and
Form S-8 (No. 333-154846);
and in the related Prospectuses of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Gannett, and the effectiveness of internal control over financial reporting of Gannett, all included in this Annual Report (Form 10-K) for the year ended December 28, 2008.
/s/ Ernst & Young LLP
McLean, Virginia
February 24, 2009